Exhibit 4.1

AERCAP HOLDINGS N.V.

as Issuer

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 10, 2019

to

INDENTURE

Dated as of October 1, 2019

THE GUARANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Definitions	2

SECTION 1.02	Other Definitions	4

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

SECTION 2.01	Title and Aggregate Principal Amount	5

SECTION 2.02	Execution	5

SECTION 2.03	Other Terms and Form of the Notes	5

SECTION 2.04	Additional Notes	9

SECTION 2.05	Interest and Principal	10

SECTION 2.06	Place of Payment	12

SECTION 2.07	Form and Dating	12

SECTION 2.08	Depositary; Registrar	13

SECTION 2.09	Optional Redemption	13

SECTION 2.10	Redemption for Changes in Withholding Taxes	13

SECTION 2.11	Redemption after the Occurrence of a Rating Agency Event	14

ARTICLE III

TRANSFER AND EXCHANGE

SECTION 3.01	Transfer and Exchange of Global Notes	15

SECTION 3.02	Transfer and Exchange of Beneficial Interests in the Global Notes	15

SECTION 3.03	Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes	16

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ARTICLE VI

MISCELLANEOUS

SECTION 6.01	Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture	28

SECTION 6.02	Concerning the Trustee	28

SECTION 6.03	Multiple Originals; Electronic Signatures	28

SECTION 6.04	GOVERNING LAW	28

Exhibit A	Form of 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079

Exhibit B	Form of Election to Forgo Interest

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FIRST SUPPLEMENTAL INDENTURE, dated as of October 10, 2019 (this “First Supplemental Indenture”), to the Indenture, dated as of October 1, 2019 (the “Original Indenture”), among AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (the “Issuer”), each of the guarantors party hereto or that becomes a guarantor pursuant to the terms of the Original Indenture (the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Issuer, to be issued in one or more Series;

WHEREAS, the Original Indenture provides, among other things, that the Issuer and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of Notes (as defined in the Original Indenture) of any Series pursuant to the Original Indenture;

WHEREAS, the Issuer (i) desires the issuance of a Series of Notes (as defined in the Original Indenture) to be designated as hereinafter provided and (ii) has requested the Trustee to enter into this First Supplemental Indenture for the purpose of establishing the form and terms of the Notes (as defined in the Original Indenture) of such Series;

WHEREAS, the Issuer has duly authorized the creation of an issue of its 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079 (the “Notes”), which expression includes any such additional Notes issued pursuant to Section 2.04 hereof; and

WHEREAS, all action on the part of the Issuer necessary to authorize the issuance of the Notes under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as supplemented by this First Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That, in order to establish the form and terms of the Notes and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

(b) The rules of construction set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c) For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

“Calculation Agent” means, at any time, the Person appointed by the Issuer and serving as such agent with respect to the Notes at such time.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article III hereof substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Dutch Tax Resident” means a Person that is a tax resident of the Netherlands or that has a (deemed) permanent establishment in the Netherlands or any other (deemed) taxable presence in the Netherlands to which the Notes can be attributed.

“First Call Date” means October 10, 2024.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or the same interest rate as the initial Interest Period, 5.875%, if prior to the First Call Date.

“Global Note Legend” means the legend set forth in Section 3.06, which is required to be placed on all Global Notes issued hereunder.

“Global Notes” means, individually and collectively, Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.14 of the Original Indenture and Section 2.07 hereof.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Period” means each period from and including an Interest Payment Date (or the Issue Date, in the case of the first Interest Payment Date) to, but excluding, the next following Interest Payment Date.

“Issue Date” means October 10, 2019.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Qualified Holder” means (i) with respect to any Taxes imposed by Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, any Person who is: (A) an individual who is not tax resident in Ireland and who is resident for the purposes of tax in a Qualified Jurisdiction; (B) a body corporate resident for the purposes of tax in a Qualified Jurisdiction and which is not controlled (directly or indirectly) by Irish tax residents; (C) a body corporate that is not resident in Ireland for the purposes of tax, which is under the direct or indirect control of Persons who are resident for the purposes of tax in a Qualified Jurisdiction and are not under the ultimate control of Persons not resident in a Qualified Jurisdiction; or (D) a body corporate that is not resident for tax purposes in Ireland, the principal class of shares of which (or of its 75% parent or where wholly owned by two or more companies, each such company) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Qualified Jurisdiction or on such other stock exchange approved by the Irish Minister for Finance (including, without limitation, The New York Stock Exchange), and (ii) with respect to any Taxes imposed by the Netherlands or any political subdivision or any authority or agency therein or thereof having power to tax, any Person who is not a Dutch Tax Resident. For the avoidance of doubt, and without limiting the generality of the foregoing, a Person is a Dutch Tax Resident if such Person is dual resident in the Netherlands and another jurisdiction.

“Qualified Jurisdiction” means a country (other than Ireland) which is a member of the European Union or a country with which Ireland has a double tax treaty in effect, in each case as of the Issue Date.

“Rating Agency Event” means that any Rating Organization that then publishes a rating for the Issuer amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in: (1) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Organization as compared to the length of time they were, or would have been, assigned that level of equity credit by that Rating Organization or its predecessor on the Issue Date; or (2) the lowering of the equity credit assigned to the Notes by that Rating Organization as compared to the equity credit assigned by that Rating Organization or its predecessor on the Issue Date (including by assigning equity credit to a portion of the Notes that is less than the portion of the Notes assigned equity credit on the Issue Date).

“Reset Date” means the First Call Date and each date falling on the fifth anniversary of the immediately preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the Reset Date that commences such Reset Period.

“Reset Period” means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date, ending on the Maturity Date.

“Series A MAPS” means the Market Auction Preferred Stock, Series A, of International Lease Finance Corporation.

“Series B MAPS” means the Market Auction Preferred Stock, Series B, of International Lease Finance Corporation.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Interest Payment Date”	2.05(d)
“Junior Claims”	5.01(a)(iii)
“Junior Subordinated Payment”	5.02(a)(i)
“Notes Payment”	5.02(a)(i)
“Parity Claims”	5.01(a)(ii)
“Payment Blockage Period”	5.03(b)
“Payment Default”	5.06
“Proceeding”	5.01(a)(i)
“Record Date”	2.05(d)
“Senior Claims”	5.01(a)(i)
“Senior Debt”	5.03(a)(i)
“Senior Debt Default”	5.03(a)(i)
“Senior Nonmonetary Default”	5.03(b)

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

SECTION 2.01 Title and Aggregate Principal Amount. There is hereby created one Series of Notes designated: 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079 in an initial aggregate principal amount of $750,000,000.

SECTION 2.02 Execution. The Notes may forthwith be executed by the Issuer and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Original Indenture.

SECTION 2.03 Other Terms and Form of the Notes. The Notes shall have and be subject to such other terms as provided in the Original Indenture and this First Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereto and as set forth in Section 2.07 hereof; provided that notwithstanding anything in the Original Indenture to the contrary, for purposes of this First Supplemental Indenture and the 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079:

(a) Limitation of Remedies. No Event of Default or rights of acceleration apply to the Notes. Sections 6.01 and 6.02 of the Original Indenture shall not apply, and are hereby deleted in their entirety and replaced with “[Reserved]” in lieu thereof for all purposes in respect of the Notes.

(i) The definition of “Default” in Section 1.01 of the Original Indenture, entitled “Definitions”, is hereby deleted in its entirety for all purposes in respect of the Notes.

(ii) Section 4.03 of the Original Indenture, entitled “Compliance Certificate”, is hereby modified and replaced in its entirety as set forth below:

“The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to such Officer’s knowledge, the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof.”

(iii) Clause (iii) of Section 5.01(a) of the Original Indenture, entitled “The Issuer”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(iv) Clause (iii) of Section 5.02(a) of the Original Indenture, entitled “Guarantors”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(v) Each reference to a “Default” or an “Event of Default”, as the case may be, in Section 6.06, entitled “Limitation on Suits”, Section 7.01, entitled “Duties of Trustee”, Section 7.02, entitled “Rights of Trustee”, Section 7.05, entitled “Notice of Default”, and clause (b) of Section 10.01, entitled “Guarantees”, each of the Original Indenture, is hereby deleted and replaced with “Payment Default” for all purposes in respect of the Notes.

(vi) Section 6.03 of the Original Indenture, entitled “Other Remedies”, is hereby modified and replaced in its entirety as set forth below:

“If a Payment Default with respect to the Notes occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as shall be most effectual to protect and enforce such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, but the Trustee may not, in the case of a Payment Default in respect of an interest payment, declare the principal amount of any Outstanding Notes to be due and payable.

The Trustee may institute and maintain a suit or legal proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Payment Default with respect to the Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Payment Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.”

(vii) Section 6.04 of the Original Indenture, entitled “Waiver of Past Defaults”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(viii) Section 6.08 of the Original Indenture, entitled “Collection Suit by Trustee”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(ix) Clause (4) of Section 9.01 of the Original Indenture, entitled “Without Consent of Holders”, is hereby modified and replaced in its entirety as set forth below:

“to make any changes that would provide additional rights or benefits to the Holders of the Notes that do not adversely affect the legal rights under the Indenture of any such Holder (as reasonably determined by the Issuer), including to add to the covenants of the Issuer and the Guarantors such further covenants, restrictions, conditions or provisions for the protection of the Holders of all or any of the Notes as the Board of Directors of the Issuer shall consider to be for the protection of the Holders of such Notes;”

(b) Additional Amounts. Section 4.07 of the Original Indenture, entitled “Additional Amounts”, is hereby modified and replaced in its entirety as set forth below:

“(a) The Issuer and the Guarantors are required to make all payments under or with respect to the Notes and each Guarantee, as the case may be, free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Issuer or, as applicable, the relevant Guarantor, is organized or otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax or (iii) any jurisdiction from or through which payment on the Notes or the relevant Guarantee is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the Issuer or, as applicable, the relevant Guarantor, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(b) If the Issuer or a Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Guarantee, the Issuer or, as applicable, the relevant Guarantor, will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by Holders (including Additional Amounts) after such withholding or deduction will not be less than the amount Holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to: (i) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but other than a connection arising from the acquisition, ownership or holding of such Note or the receipt of any payment in respect thereof, including, where applicable, under the relevant Guarantee); (ii) any estate, inheritance, gift, sales, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (iii) any Taxes imposed as a result of the failure of the relevant Holder or beneficial owner of the Notes to comply with a timely request in writing of the Issuer or the qualifying intermediary (as defined in Section 172E(2) of the Taxes Consolidation Act, 1997) addressed to the Holder or beneficial owner, as the case may be (such request being made at a time that would enable such Holder or beneficial owner acting reasonably to comply with that request), to provide information, a declaration or tax form concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such Holder or beneficial owner, as applicable; (iv) any Taxes imposed as a result of the failure of the relevant Holder or beneficial owner of the Notes (A) to complete and deliver to a qualifying intermediary (as defined in Section 172E(2) of the Taxes Consolidation Act, 1997) a validly completed Non-Resident Form V2A, Non-Resident Form V2B, or Non-Resident Form V2C, as relevant for such Holder or beneficial owner, or any successor form prescribed by the Irish Revenue Commissioners, or (B) to comply with such alternative procedures as may be prescribed by applicable law (including any Revenue concession or confirmation issued by the Irish Revenue Commissioners) in effect at the time of the applicable payment, if and to the extent that due and timely completion and delivery of such form or compliance with such procedures would have reduced or eliminated such Taxes with respect to such Holder or beneficial owner, as applicable; (v) any Taxes that are payable other than by deduction or withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes; (vi) any Taxes that are required to be deducted or withheld on a payment that are required to be made pursuant to Council Directive 2014/107/EU or any law implementing or complying with, or introduced in order to conform to, such Directive; (vii) as of January 1, 2021, any Taxes withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or (viii) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof; nor will the Issuer or any Guarantor pay Additional Amounts: (w) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later; (x) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; (y) with respect to any Taxes imposed by Ireland or the Netherlands (or, in each case, any political subdivision or any authority or agency therein or thereof having power to tax) on any payment on the Notes made to a Holder who is not a Qualified Holder, or (z) in respect of any Note where such withholding or deduction is imposed as a result of any combination of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (w), (x) and (y) of this paragraph.

(c) The Issuer and the Guarantors will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer and the Guarantors will provide the Trustee, for the benefit of the Holders, with official receipts evidencing the payment of the Taxes with respect to which Additional Amounts are paid. If, notwithstanding the efforts of the Issuer and the Guarantors to obtain such receipts, the same are not obtainable, the Issuer or the Guarantors will provide the Trustee with other evidence. In no event, however, shall the Issuer and the Guarantors be required to disclose any information they reasonably deem to be confidential.

(d) If the Issuer or the Guarantors are or become obligated to pay Additional Amounts under or with respect to any payment made on the Notes or any Guarantee, at least 30 days prior to the date of such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

(e) Whenever in this Indenture there is mentioned, in any context: (i) the payment of principal or interest; (ii) redemption prices or purchase prices in connection with a redemption or purchase of Notes; or (iii) any other amount payable on or with respect to any of the Notes or any Guarantee, such reference shall be deemed to include payment of Additional Amounts as described in this Section 4.07 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The Issuer and the Guarantors will pay any present or future stamp, court or documentary taxes or any other excise, property or similar taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, this Indenture, any Guarantee or any other document or instrument in relation thereof, and the Issuer and the Guarantors will agree to indemnify the Holders for any such taxes paid by such Holders.

(g) The obligations described in this Section 4.07 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.”

SECTION 2.04 Additional Notes. The Issuer may, from time to time, without notice to or the consent of the Holders of the Notes and in accordance with the Original Indenture and this First Supplemental Indenture, create and issue additional notes in an unlimited principal amount having the same terms and conditions (including with respect to the Guarantors and the Guarantees) as the Notes in all respects (or in all respects except for the issue date and the amount and the date of the first payment of interest) so as to form a single Series with the Notes. The Notes and any such additional notes shall be treated as a single class for all purposes under the Indenture; provided that if any such additional notes are not fungible with the Notes for U.S. Federal income tax purposes, such additional notes will have a separate CUSIP, ISIN or other identifying number, if applicable. Unless the context otherwise requires, all references to the Notes shall include any such additional notes. Interest on such additional notes will accrue from the Issue Date if such additional notes are issued prior to the first Interest Payment Date and otherwise will accrue from the date on which such additional notes are issued (if it is an Interest Payment Date) or the Interest Payment Date immediately preceding the date such additional notes are issued.

SECTION 2.05 Interest and Principal.

(a) Maturity. The Notes will mature on October 10, 2079.

(b) Interest Rate. The Notes will bear interest (i) from and including the Issue Date to, but excluding, the First Call Date at a rate of 5.875% per annum and (ii) from and including the First Call Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus 4.535%. The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Issuer of the interest rate for the Reset Period. The Issuer shall then promptly notify the Trustee and Paying Agent in writing of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Period beginning on or after the First Call Date, will be on file at the Issuer’s principal offices, will be made available to any Holder of the Notes upon request and will be final and binding in the absence of manifest error.

(c) Calculation Agent. Unless the Issuer has validly redeemed all Outstanding Notes prior to the First Call Date, the Issuer will appoint a Person as Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the First Call Date. The Issuer may appoint itself or an affiliate as Calculation Agent. The Issuer may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Issuer and the Calculation Agent; provided that the Issuer shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal; further, provided, that the Issuer shall promptly notify the Trustee in writing of the appointment of a Calculation Agent and of any removal of a Calculation Agent.

(d) Interest Payments. The Issuer will pay interest on the Notes on each April 10 and October 10 (each, an “Interest Payment Date”), beginning on April 10, 2020, to the Holders of record on the immediately preceding April 1 and October 1 (each, a “Record Date”), respectively, subject to the Issuer’s right to elect to forgo payment of interest on the Notes pursuant to Section 2.05(e) below. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, in the case of the first Interest Payment Date, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

(e) Optional Interest. The Issuer may elect to forgo payment of interest on the Notes for any Interest Period by providing notice to the Trustee and the Paying Agent in the form of Exhibit B attached hereto not less than ten Business Days prior to the relevant Interest Payment Date. The Trustee will promptly forward any such notice to each Holder of the Notes. Upon any such notice to the Trustee and the Paying Agent, any and all accrued interest for that

Interest Period shall cease to accrue and be payable and there shall be no obligation of the Issuer or any Guarantor to pay the forgone interest on the relevant Interest Payment Date or at any future time, whether or not interest on the Notes is paid for any future Interest Period. For the avoidance of doubt, if the Issuer, or the Trustee at the Issuer’s request, has given a notice of redemption, the Issuer may not elect to forgo the payment of interest for the then-current Interest Period prior to the redemption date. No sum of money in lieu of interest will be payable in respect of any forgone interest and no other obligations will be created with respect to the Issuer or the Guarantors in such event.

(f) Restrictions Following a Forgoing of Interest. So long as any Notes remain outstanding for any Interest Period, in the event that any interest is not paid in full for any Interest Period, the Issuer will not:

(i) declare or pay any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims until an interest payment on the Notes for a subsequent Interest Period is paid in full, other than:

(1)

any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims in the form of securities, warrants, options or other rights where such securities, or the securities issuable upon exercise of such warrants, options or other rights, are the same securities as that on which the distribution, dividend or comparable payment is being paid or are other Parity Claims or Junior Claims (as the case may be); and

(2)

any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, shares or other property under such plan, or the redemption or repurchase of any rights under such plan; and

(3)

any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors; or

(ii) repurchase or redeem any of its Parity Claims or Junior Claims until an interest payment on the Notes for a subsequent Interest Period is paid in full, other than:

(1)	as a result of a reclassification of Parity Claims or Junior Claims for or into other Parity Claims or Junior Claims, as the case may be;

(2)	the exchange, redemption or conversion of any Parity Claims or Junior Claims for or into other Parity Claims or Junior Claims, as the case may be;

(3)

purchases, redemptions or other acquisitions of any Parity Claims or Junior Claims in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (B) a dividend reinvestment or shareholder share purchase plan or (C) the satisfaction of the Issuer’s obligations pursuant to any contract outstanding at the beginning of the applicable Interest Period requiring such purchase, redemption or other acquisition;

(4)	the purchase of fractional interests in any Parity Claims or Junior Claims pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged; and

(5)	with the proceeds of a substantially contemporaneous sale of any Parity Claims or Junior Claims.

SECTION 2.06 Place of Payment. The place of payment where the Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes issued in the form of Definitive Notes are payable and where the Notes may be surrendered for registration of transfer or exchange shall be the office or agency of the Issuer maintained for that purpose pursuant to Section 2.05 of the Original Indenture, and the office or agency maintained by the Issuer for such purpose shall initially be the Corporate Trust Office of the Trustee. All payments on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Issuer, payment of interest on the Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.

SECTION 2.07 Form and Dating.

(a) General. The Notes will be substantially in the form of Exhibit A hereto. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Issuer and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note

Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding principal amount of the Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with the written instructions given by the Holder thereof as required by Article III hereof.

SECTION 2.08 Depositary; Registrar. The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as the Registrar and the Paying Agent with respect to the Notes.

SECTION 2.09 Optional Redemption.

(a) On the First Call Date and any subsequent Reset Date, the Issuer may redeem, at its option, all or part of the Notes, after having sent a notice of redemption as described in Section 3.03 of the Original Indenture (except that, for the purposes of the Notes issued under this First Supplemental Indenture, such notice shall be required to be sent upon not less than 15 nor more than 45 days’ notice, rather than upon not less than 30 days nor more than 60 days’ notice), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date.

(b) Notwithstanding Section 3.04 of the Original Indenture, any redemption or notice of any redemption pursuant to clause (a) above may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity financing, acquisition or other corporate transaction or event, and, at the Issuer’s discretion, the redemption date may be delayed until such time as any or all of such conditions have been satisfied or waived; provided that in the event such conditions have not been satisfied or waived within 30 days of the original redemption date, the notice of redemption is revoked. In addition, the Issuer may provide in any notice of redemption that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person; provided, however, that the Issuer will remain obligated to pay the redemption price and perform its obligations with respect to such redemption in the event such other Person fails to do so.

SECTION 2.10 Redemption for Changes in Withholding Taxes.

(a) The Issuer may redeem the Notes, at its option, in whole but not in part, at any time upon not less than 15 nor more than 45 days’ notice (which notice shall be irrevocable) to the Holders (with a copy to the Trustee) mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus an amount equal to accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date and Additional Amounts, if any, in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(i) a change in or an amendment to the laws (including any regulations, rulings or protocols promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction), but, for the avoidance of doubt, not including the withdrawal or nonrenewal of any ruling, concession or confirmation in respect of procedures to establish a Holder’s entitlement to an exemption from, or reduction of, a withholding tax, which change or amendment is announced or becomes effective on or after the date on which the Notes are issued (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction after such date, on or after such later date), and where the Issuer cannot avoid such obligation by taking reasonable measures available to the Issuer. Notwithstanding the foregoing, no such notice of redemption will be given (x) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b) Before the Issuer publishes, mails or delivers any notice of redemption of the Notes as described in clause (a) above, the Issuer will deliver to the Trustee an Officers’ Certificate stating that the Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver to the Trustee an Opinion of Counsel from outside counsel stating that the Issuer would be obligated to pay Additional Amounts as a result of a change or amendment described above and that all conditions precedent to the redemption have been complied with.

(c) This Section 2.10 will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

SECTION 2.11 Redemption after the Occurrence of a Rating Agency Event.

(a) After the occurrence of a Rating Agency Event, the Issuer may redeem, at its option, in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by the Issuer following the occurrence of a Rating Agency Event or, in the absence of such review or appeal process, within 120 days of such Rating Agency Event upon not less than 15 nor more than 45 days’ prior notice mailed by first class mail to each Holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to 102% of the principal amount of the Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date.

ARTICLE III

TRANSFER AND EXCHANGE

SECTION 3.01 Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchangeable pursuant to Section 2.08 of the Original Indenture for Definitive Notes if:

(a) the Issuer delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary; or

(b) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee.

Upon the occurrence of any of the preceding events in clause (a) or (b) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Issuer and the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.09 and 2.11 of the Original Indenture. A Global Note may not be exchanged for a Definitive Note other than as provided in this Section 3.01; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 3.02 or 3.03 hereof.

SECTION 3.02 Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this First Supplemental Indenture and the Applicable Procedures. The transferor of such beneficial interest must deliver to the Registrar either:

(a) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subclause (i) of this clause (b).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.07 hereof.

SECTION 3.03 Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. Subject to the terms hereof, including Section 3.01 hereof, if any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.02 hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.07 hereof, and the Issuer will execute and the Trustee, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.03 will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

SECTION 3.04 Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected at a time when a Global Note has not yet been issued, the Issuer will issue and, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

SECTION 3.05 Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.05, the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

SECTION 3.06 Legends.

(a) Global Note Legend. The following legend will appear on the face of all Global Notes issued under this First Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this First Supplemental Indenture:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO ARTICLE III OF THE FIRST SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(b) Dutch Tax Resident Legend. The following legend will appear on the face of all Notes issued under this First Supplemental Indenture:

“BY YOUR ACQUISITION OF THE NOTES OR ANY INTEREST THEREIN, YOU WILL BE DEEMED TO HAVE (1) REPRESENTED AND WARRANTED TO THE ISSUER AND ITS AGENTS THAT AT THE TIME OF PURCHASE YOU ARE NOT A TAX RESIDENT OF THE NETHERLANDS OR HAVE A (DEEMED) PERMANENT ESTABLISHMENT IN THE NETHERLANDS OR ANY OTHER (DEEMED) TAXABLE PRESENCE IN THE NETHERLANDS TO WHICH THE NOTES CAN BE ATTRIBUTED (A “DUTCH TAX RESIDENT”) AND (2) COVENANTED AND AGREED THAT BEFORE YOU BECOME A DUTCH TAX RESIDENT, YOU WILL PROMPTLY DIVEST YOURSELF OF ALL OWNERSHIP OF THE NOTES AND ANY INTEREST THEREIN.”

SECTION 3.07 Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 3.08 General Provisions Relating to Transfers and Exchanges.

(a) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture.

(b) No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 and 9.04 of the Original Indenture).

(c) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) The Issuer will not be required:

(i) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection;

(ii) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.04 of the Original Indenture.

(h) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to Article III to effect a registration of transfer or exchange may be submitted by facsimile.

(i) Each Holder agrees to indemnify the Issuer, the Registrar, the Paying Agent and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law. None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE IV

LEGAL DEFEASANCE, COVENANT DEFEASANCE

AND SATISFACTION AND DISCHARGE

SECTION 4.01 Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge. Article VIII of the Original Indenture shall be applicable to the Notes, subject to the modification of Section 8.03 and Section 8.04 of the Original Indenture pursuant to clauses (i) and (ii) below, respectively.

(i) Section 8.03 of the Original Indenture, entitled “Covenant Defeasance”, is hereby modified and replaced in its entirety as set forth below:

“Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03 with respect to the Notes, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Sections 4.02, 4.04 and 4.05 on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect the Notes) by exercising the Legal Defeasance option or the Covenant Defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.”

(ii) Clause (5) of Section 8.04 of the Original Indenture, entitled “Conditions to Legal or Covenant Defeasance”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

ARTICLE V

SUBORDINATION OF NOTES

SECTION 5.01 Subordination to Senior Claims.

(a) The Issuer and each Guarantor covenants and agrees, and each Holder of a Note, by its, his or her acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article V (subject to Article VIII of the Original Indenture), the payment of the principal of (and premium, if any) and interest on each and all of the Notes:

(i) is hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash in Dollars (except where applicable law may require such payment in another currency) in the event of (A) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Issuer or to its assets or the relevant Guarantor or its assets, as the case may be, (B) any liquidation, dissolution or other winding up of the Issuer or the relevant Guarantor, as the case may be, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (C) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Issuer or the relevant Guarantor, as the case may be (each such event, a “Proceeding”), to the claims of all the present and future creditors of the Issuer or the relevant Guarantor, as the case may be, (1) who are unsubordinated creditors of the Issuer or the relevant Guarantor, (2) whose claims are, or are expressed to be, subordinated only to the claims of unsubordinated creditors and (3) who are subordinated creditors, other than those whose claims are, or are expressed to rank, equally with, or junior to, the claims of Holders of the Notes (and the related Guarantees) (all such claims held by such creditors, “Senior Claims”);

(ii) (A) shall rank pari passu with respect to each other and (B) shall be similarly subordinated as, and accordingly rank pari passu with, all existing and future securities or obligations of the Issuer or the relevant Guarantor, as the case may be, that rank or are expressed to rank equally in right of payment with the Notes or the relevant Guarantee, as the case may be, and in the distribution of assets pursuant to a Proceeding (all such claims referred to in clause (B) above, “Parity Claims”); and

(iii) shall rank prior to (A) the ordinary shares, par value Euro 0.01 per share, of the Issuer, and the common stock (or the equivalent thereof) of the relevant Guarantor, (B) unless the Issuer’s or the relevant Guarantor’s articles of association (or the equivalent thereof) expressly provide differently, any future shares (or the equivalent thereof) in the Issuer’s or the relevant Guarantor’s capital, (C) in the case of International Lease Finance Corporation, the Series A MAPS and the Series B MAPS, as applicable, and (D) any future obligation of the Issuer or the relevant Guarantor, as the case may be, that is expressly subordinated to the Notes or the relevant Guarantee, as the case may be (all such claims, “Junior Claims”).

(b) This Article V shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Claims, and such provisions are made for the benefit of the holders of Senior Claims and such holders are made obligees hereunder and any one or more of them may enforce such provisions. Holders of Senior Claims need not prove reliance on the subordination provisions hereof.

SECTION 5.02 Payment Over of Proceeds Upon Dissolution, Etc.

(a) Upon any payment or distribution of assets of the Issuer to creditors in connection with a Proceeding:

(i) the holders of Senior Claims shall be entitled to receive payment in full in cash in Dollars (except where applicable law may require such payment in another currency) of all amounts due on or to become due on or in respect of all Senior Claims (or provision shall be made for such payment in cash in Dollars (or such other currency), noncallable U.S. Government Obligations, or a combination thereof), before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character whether in cash, property or securities (including any payment or distribution which may be payable or deliverable to Holders of the Notes made in respect of any other indebtedness of the Issuer or the relevant Guarantor subordinated to the payment of the Notes, such payment or distribution being hereinafter referred to as a “Junior Subordinated Payment”), on account of the principal of or interest on the Notes or on account of any purchase, redemption or other acquisition of the Notes or on account of the relevant Guarantee of any such payment or distribution (all such payments, distributions, purchases, redemptions and acquisitions, and the relevant Guarantee of the foregoing, whether or not in connection with a Proceeding, herein referred to, individually and collectively, as a “Notes Payment”); and

(ii) any payment or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holders of the Notes or the Trustee would be entitled but for the provisions of this Article V (including, without limitation, any Junior Subordinated Payment) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Claims or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Claims may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Claims held or represented by each, to the extent necessary to make payment in full in cash in Dollars (except where applicable law may require such payment in another currency) of all Senior Claims remaining unpaid, after giving effect to any concurrent payment to the holders of such Senior Claims.

(b) If, notwithstanding the foregoing provisions of this Section 5.02, the Trustee or the Holder of any Note shall have received in connection with any Proceeding any Notes Payment before all Senior Claims are paid in full in cash in Dollars (except where applicable law may require such payment in another currency) (or provision made for such payment in cash in Dollars (or such other currency), noncallable U.S. Government Obligations, or a combination thereof), and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee by written notice or, as the case may be, such Holder, then and in such event such Notes Payment shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Issuer or the relevant Guarantor for application to the payment of all Senior Claims remaining unpaid, to the extent necessary to pay all Senior Claims in full in cash in Dollars (or such other currency), after giving effect to any concurrent payment or distribution to or for the holders of Senior Claims.

(c) For purposes of this Article V only, the words “any payment or distribution of any kind or character, whether in cash, property or securities” shall not be deemed to include a payment or distribution of shares of equity or securities of the Issuer or a Guarantor provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable Bankruptcy Law or of any other corporation provided for by such plan of reorganization or readjustment which shares of equity or securities are subordinated in right of payment to all Senior Claims that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Article V. The consolidation of the Issuer or a Guarantor with, or the merger of the Issuer or a Guarantor into, another Person or the liquidation or dissolution of the Issuer or a Guarantor following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Article V of the Original Indenture shall not be deemed a Proceeding for the purposes of this Section 5.02 if the Person formed by such consolidation or into which the Issuer or a Guarantor is merged or the Person which acquires by conveyance or transfer such properties and assets as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Article V of the Original Indenture.

SECTION 5.03 No Payment When Senior Debt in Default.

(a) (i) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Claim consisting of an obligation of the Issuer or a Guarantor for borrowed money (such obligations, “Senior Debt”) when due, whether at the stated maturity of any such payment or by declaration of acceleration of maturity, call for redemption, mandatory payment or prepayment or otherwise (such default, a “Senior Debt Default”) shall have occurred or (ii) in the event any judicial proceeding shall be pending with respect to any such Senior Debt Default, then no Notes Payment by the Issuer or such Guarantor, as the case may be, shall be made unless and until such Senior Debt Default shall have been cured or waived in writing or shall have ceased to exist or all amounts then due and payable in respect of such Senior Debt (including amounts that have become and remain due by acceleration) shall have been paid in full in cash in Dollars (except where applicable law may require such payment in another currency).

(b) If any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Issuer or the relevant Guarantor and the Trustee of written notice of such Senior Nonmonetary Default from the holder of such Senior Debt (or the agent, trustee or representative thereof), no Notes Payment shall be made by the Issuer or such Guarantor, as the case may be, during the period (the “Payment Blockage Period”) commencing on the date of such receipt of such written notice and ending (subject to any blockage of payments that may then or thereafter be in effect as the result of any Senior Debt Default) on the earlier of (i) the date on which the Senior Debt to which such Senior Nonmonetary Default relates is discharged or such Senior Nonmonetary Default shall have been cured or waived in writing or shall have ceased to exist and any acceleration of Senior Debt to which such Senior Nonmonetary Default relates shall have been rescinded or annulled and (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no Payment Blockage Period is in effect. Following the commencement of any Payment Blockage Period, the holders of any Senior Debt will be precluded from commencing a subsequent Payment Blockage Period until the conditions set forth in the preceding sentence are satisfied. For all purposes of this paragraph, no Senior Nonmonetary Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Senior Debt initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by holders of Senior Debt or their representatives unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days. “Senior Nonmonetary Default” means the occurrence or existence and continuance of any default (other than a Senior Payment Default) or any event which, after notice or lapse of time (or both), would become an event of default (other than a Senior Payment Default), under the terms of any instrument or agreement pursuant to which any Senior Debt is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Debt (or a trustee or agent on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

(c) If, notwithstanding the foregoing, the Issuer or any Guarantor shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section 5.03, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee by written notice or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Issuer or the relevant Guarantor, as the case may be.

(d) The provisions of this Section 5.03 shall not apply to any Notes Payment with respect to which Section 5.02 would be applicable.

SECTION 5.04 Payment Permitted If No Default. Nothing contained in this Article V or elsewhere in this First Supplemental Indenture, the Original Indenture or in any of the Notes shall prevent (a) the Issuer or the relevant Guarantor, at any time except during the pendency of any Proceeding referred to in Section 5.02 or under the conditions described in Section 5.03, from making Notes Payments or (b) the application by the Trustee of any money deposited with it hereunder to a Notes Payment or the retention of such Notes Payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such Notes Payment would have been prohibited by the provisions of this Article V.

SECTION 5.05 Subrogation to Rights of Holders of Senior Claims. Subject to the payment in full in cash in Dollars (except where applicable law may require such payment in another currency) of all Senior Claims, the Holders of the Notes shall be subrogated (equally and ratably with the holders of Parity Claims) to the rights of the holders of such Senior Claims to receive payments and distributions of cash, property and securities applicable to the Senior Claims until the principal of (and premium, if any) and interest on the Notes shall be paid in full in cash in Dollars (or such other currency). For purposes of such subrogation, no payments or distributions to the holders of the Senior Claims of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article V, and no payments over pursuant to the provisions of this Article V to the holders of Senior Claims by Holders of the Notes or the Trustee, shall, as among the Issuer or the relevant Guarantor, creditors other than holders of Senior Claims and the Holders of the Notes, be deemed to be a payment or distribution by the Issuer or the relevant Guarantor or to or on account of the Senior Claims.

SECTION 5.06 Provisions Solely to Define Relative Rights. The provisions of this Article V are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Claims, on the other hand. Nothing contained in this Article V or elsewhere in this First Supplemental Indenture, the Original Indenture or in the Notes is intended to or shall (a) impair, as among the Issuer, the Guarantors and the Holders of the Notes, the obligations of the Issuer or the Guarantors, which are absolute and unconditional (subject in the case of interest, to the Issuer’s right to forgo payment thereof as set forth in this First Supplemental Indenture and in the case of the Guarantees, without duplication of amounts theretofore paid by or on behalf of the Issuer), to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms or (b) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law in the event the payment of interest (subject to the Issuer’s right to forgo payment thereof as set forth in this First Supplemental Indenture), principal or the redemption price (after the Issuer has exercised its right to redeem the Notes as set forth in this First Supplemental Indenture) has become due and has not been paid and such failure continues for 14 days (such event, a “Payment Default”), subject to the rights, if any, under this Article V of the holders of Senior Claims to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

SECTION 5.07 Trustee to Effectuate Subordination. Each Holder of a Note by its, his or her acceptance thereof authorizes and directs the Trustee on its, his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article V and appoints the Trustee its, his or her attorney-in-fact for any and all such purposes.

SECTION 5.08 No Waiver of Subordination Provisions.

(a) No right of any present or future holder of any Senior Claims to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or the relevant Guarantor or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Issuer or the relevant Guarantor with the terms, provisions and covenants of this First Supplemental Indenture or the Original Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Claims may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article V or the obligations hereunder of the Holders of the Notes to the holders of Senior Claims, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Claims, or otherwise amend or supplement in any manner Senior Claims or any instrument evidencing the same or any agreement under which Senior Claims are outstanding; (ii) permit the Issuer or the relevant Guarantor to borrow, repay and then reborrow any or all of the Senior Debt; (iii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Claims; (iv) release any Person liable in any manner for the collection of Senior Claims; (v) exercise or refrain from exercising any rights against the Issuer or the relevant Guarantor and any other Person; and (vi) apply any sums received by the holders of Senior Claims to Senior Claims.

SECTION 5.09 Notice to Trustee.

(a) The Issuer or the relevant Guarantor shall give prompt written notice to the Trustee of any fact known to the Issuer or the relevant Guarantor that would prohibit the making of any payment to or by the Trustee in respect of the Notes or that would end such prohibition. Notwithstanding the provisions of this Article V or any other provision of this First Supplemental Indenture or the Original Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee in respect of the Notes or that would end such prohibition, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Issuer or a holder of Senior Claims or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice of any prohibition provided for in this Section 5.09 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, but without limiting the rights and remedies of the holders of Senior Claims or any trustee, fiduciary or agent therefor, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date. Any notice required or permitted to be given to the Trustee by a holder of Senior Claims or by any agent, trustee or representative thereof shall be delivered in accordance with Section 11.02 of the Original Indenture, to the Trustee.

(b) The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Claims (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Claims (or a trustee, fiduciary or agent therefor). If the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Claims to participate in any payment or distribution pursuant to this Article V, the Trustee may request such Person to furnish evidence as to the amount of Senior Claims held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article V, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

(c) Notwithstanding anything else contained herein, no notice, request or other communication to or with the Trustee shall be deemed given unless received by a Responsible Officer at the Corporate Trust Office.

SECTION 5.10 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Issuer or a Guarantor referred to in this Article V, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Claims, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article V; provided that the foregoing shall apply only if such court has been apprised of the provisions of this Article V.

SECTION 5.11 Trustee Not Fiduciary for Holders of Senior Claims. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Claims and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Issuer or the relevant Guarantor or to any other Person cash, property or securities to which any holders of Senior Claims shall be entitled by virtue of this Article V or otherwise.

SECTION 5.12 Rights of Trustee as Holder of Senior Claims; Preservation of Trustee’s Rights. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article V with respect to any Senior Claims which may at any time be held by it, to the same extent as any other holder of Senior Claims, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article V shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Original Indenture.

SECTION 5.13 Article Applicable to Paying Agents. If, at any time any Paying Agent other than the Trustee shall have been appointed by the Issuer and be then acting hereunder, the term “Trustee” as used in this Article V shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article V in addition to or in place of the Trustee; provided, however, that Section 5.12 shall not apply to the Issuer or any Affiliate of the Issuer, or a Guarantor or any Affiliate of such Guarantor, if the Issuer, such Guarantor or any such Affiliate of the Issuer or such Guarantor acts as Paying Agent.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture. Except as expressly amended hereby, the Original Indenture, including Section 11.18 thereof regarding submission to jurisdiction, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 6.02 Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

SECTION 6.03 Multiple Originals; Electronic Signatures. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be its original signatures for all purposes.

SECTION 6.04 GOVERNING LAW. THE INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by its respective officers thereunto duly authorized as of the date first above written.

AERCAP HOLDINGS N.V.

By:	/s/ Peter Juhas
Name: Peter Juhas
Title: Attorney-in-Fact

SIGNED AND DELIVERED AS A DEED by

/s/ Thomas Kelly
As Attorney of AERCAP IRELAND CAPITAL
DAC in the presence of:

Signature of Witness:	/s/ Ken Faulkner
Name of Witness:	Ken Faulkner
Address of Witness:	4450 Atlantic Avenue
Westpark, Shannon,
Co. Clare, Ireland

Occupation/Title of Witness:	Chartered Secretary

SIGNED AND DELIVERED AS A DEED for and on behalf of AERCAP GLOBAL AVIATION TRUST, a Delaware statutory trust by AerCap Ireland Capital DAC, its Regular Trustee

/s/ Thomas Kelly

Name:	Thomas Kelly
Title:	Director

In the presence of:

Signature: /s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue
Westpark, Shannon,
Co. Clare, Ireland
Title:	Chartered Secretary

[Signature Page to First Supplemental Indenture]

AERCAP AVIATION SOLUTIONS B.V.

By:	/s/ Johan-Willem Dekkers
Name: Johan-Willem Dekkers
Title: Attorney-in-Fact

SIGNED AND DELIVERED AS A DEED by

/s/ Thomas Kelly
Name: Thomas Kelly

As Attorney of AERCAP IRELAND LIMITED in the presence of:

Signature of Witness:	/s/ Ken Faulkner
Name of Witness:	Ken Faulkner
Address of Witness:	4450 Atlantic Avenue
Westpark, Shannon,
Co. Clare, Ireland

	Occupation/Title of Witness:	Chartered Secretary

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Thomas Kelly
Name: Thomas Kelly
Title: Director

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Patrick Ross
Name: Patrick Ross
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[Face of Note]

BY YOUR ACQUISITION OF THE NOTES OR ANY INTEREST THEREIN, YOU WILL BE DEEMED TO HAVE (1) REPRESENTED AND WARRANTED TO THE ISSUER AND ITS AGENTS THAT AT THE TIME OF PURCHASE YOU ARE NOT A TAX RESIDENT OF THE NETHERLANDS OR HAVE A (DEEMED) PERMANENT ESTABLISHMENT IN THE NETHERLANDS OR ANY OTHER (DEEMED) TAXABLE PRESENCE IN THE NETHERLANDS TO WHICH THE NOTES CAN BE ATTRIBUTED (A “DUTCH TAX RESIDENT”) AND (2) COVENANTED AND AGREED THAT BEFORE YOU BECOME A DUTCH TAX RESIDENT, YOU WILL PROMPTLY DIVEST YOURSELF OF ALL OWNERSHIP OF THE NOTES AND ANY INTEREST THEREIN.

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN 00774Y AA7 / US00774YAA73

5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079

No. [ ]	$[ ]

AERCAP HOLDINGS N.V. promises to pay to [    ] or registered assigns, the principal sum of [    ] Dollars on October 10, 2079 or such greater or lesser amount as may be indicated in Schedule A hereto.

Interest Payment Dates: April 10 and October 10

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AERCAP HOLDINGS N.V.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079 referred to in the within-mentioned Indenture.

Dated:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

by
Authorized Signatory

[Reverse of Note]

5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079 (herein called the “Notes,” which expression includes any additional notes issued pursuant to Section 2.04 of the First Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of October 1, 2019 (the “Original Indenture”), as further supplemented by a first supplemental indenture, dated as of October 10, 2019 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (the “Issuer”), each of the Issuer’s subsidiaries signatory thereto or that becomes a Guarantor pursuant to the terms of the Indenture (the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Issuer and the Guarantors to merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Issuer and the Guarantors in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

Subject to the Issuer’s right to elect to forgo payment of interest on the Notes for any Interest Period, the Issuer promises to pay interest on the principal amount of this Note (i) from and including the Issue Date to, but excluding, the First Call Date at a rate of 5.875% per annum and (ii) from and including the First Call Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus 4.535%.

Subject to the Issuer’s right to elect to forgo payment of interest on the Notes for any Interest Period, the Issuer will pay interest semiannually on April 10 and October 10 of each year, commencing on April 10, 2020. Interest on the Notes will accrue from the most recent date to which interest has been paid or, in the case of the first Interest Payment Date, from and including October 10, 2019. Interest shall be computed on the basis of a 360-day year of twelve 30 day months.

If the Issuer elects to forgo payment of interest on the Notes for any Interest Period, it will provide written notice thereof to the Trustee and the Paying Agent not less than ten Business Days prior to the relevant Interest Payment Date and the Trustee will promptly forward any such notice to each Holder of the Notes, and such interest will not be cumulative and any accrued interest for that Interest Period shall cease to accrue and be payable. The Issuer will have no obligation to pay the forgone interest on the relevant Interest Payment date or at any time, whether or not interest on the Notes is paid for any future Interest period. For the avoidance of doubt, if the Issuer, or the Trustee at the Issuer’s request, has given a notice of redemption, the Issuer may not elect to forgo the payment of interest for the then-current Interest Period prior to the redemption date.

So long as any Notes remain outstanding for any Interest Period, in the event that any interest is not paid in full for any Interest Period, the Issuer will not, subject to certain exceptions set forth in the Supplemental Indenture, (a) declare or pay any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims until an interest payment on the Notes for a subsequent Interest Period is paid in full, or (b) repurchase or redeem any of its Parity Claims or Junior Claims until an interest payment on the Notes for a subsequent Interest Period is paid in full.

3.	Subordination

The Notes will constitute the Issuer’s and the relevant Guarantor’s direct, unsecured, junior subordinated obligations, respectively, and will rank equally (without any preference) among themselves and with any Parity Claims and prior to any Junior Claims. The rights and claims of the Holders of the Notes, including under the Guarantees, will be subordinated to all Senior Claims.

4.	Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent and registrar. Initially, CT Corporation System will act as service agent. The Issuer may appoint and change any paying agent, registrar or service agent without notice. The Issuer or any of its Subsidiaries may act as paying agent, registrar or service agent.

5.	Limitation of Remedies

No events of default or rights of acceleration apply to the Notes.

If a Payment Default occurs and is continuing with respect to the Notes, the Trustee may pursue all legal remedies available to it, including the commencement of a judicial proceeding for the collection of the sums due and unpaid or the Issuer’s winding up, subject to the limitations that may exist under applicable law in bankruptcy or insolvency proceedings, but the Trustee may not, in the case of a Payment Default in respect of an interest payment, declare the principal amount of any outstanding Notes to be due and payable.

6.	Amendment

Article IX of the Original Indenture, as amended by the First Supplemental Indenture, sets forth the terms by which the Notes and the Indenture may be amended.

7.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and any premium and interest (subject to the Issuer’s right to elect to forgo payment) on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in minimum denominations of $150,000 principal amount and any integral multiple of $1,000 in excess thereof. When Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 and 9.04 of the Original Indenture).

The Issuer and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

10.	Additional Notes

The Issuer may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue additional notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date and the amount and the date of the first payment of interest) so as to form a single Series with the Notes.

11.	Optional Redemption

On the First Call Date and any subsequent Reset Date, the Issuer may redeem, at its option, all or part of the Notes, after having sent a notice of redemption as described in Section 3.03 of the Original Indenture (except that, for the purposes of the Notes issued under the First Supplemental Indenture, such notice shall be required to be sent upon not less than 15 nor more than 45 days’ notice, rather than upon not less than 30 nor more than 60 days’ notice), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date.

12.	Redemption for Changes in Withholding Taxes

(a) The Issuer may redeem the Notes, at its option, in whole but not in part, at any time upon not less than 15 nor more than 45 days’ notice (which notice shall be irrevocable) to the Holders (with a copy to the Trustee) mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus an amount equal to accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date and Additional Amounts, if any, in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(i) a change in or an amendment to the laws (including any regulations, rulings or protocols promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction), but, for the avoidance of doubt, not including the withdrawal or nonrenewal of any ruling, concession or confirmation in respect of procedures to establish a Holder’s entitlement to an exemption from, or reduction of, a withholding tax, which change or amendment is announced or becomes effective on or after the date on which the Notes are issued (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction after such date, on or after such later date), and where the Issuer cannot avoid such obligation by taking reasonable measures available to the Issuer. Notwithstanding the foregoing, no such notice of redemption will be given (x) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b) Before the Issuer publishes, mails or delivers any notice of redemption of the Notes as described in clause (a) above, the Issuer will deliver to the Trustee an Officers’ Certificate stating that the Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver to the Trustee an Opinion of Counsel from outside counsel stating that the Issuer would be obligated to pay Additional Amounts as a result of a change or amendment described above and that all conditions precedent to the redemption have been complied with.

(c) This paragraph 12 will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

13.	Redemption after the Occurrence of a Rating Agency Event.

After the occurrence of a Rating Agency Event, the Issuer may redeem, at its option, in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by the Issuer following the occurrence of a Rating Agency Event or, in the absence of such review or appeal process, within 120 days of such Rating Agency Event upon not less than 15 nor more than 45 days’ prior notice mailed by first class mail to each Holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to 102% of the principal amount of the Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date.

14.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

15.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

16.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposit with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

17.	Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or, if then held by the Issuer, shall be discharged from such trust. Thereafter the Holder of such Note shall look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York

Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

18.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co paying agent may do the same with like rights.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.	Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Form

EXHIBIT B

[FORM OF ELECTION TO FORGO INTEREST]

NOTICE OF ELECTION BY AERCAP HOLDINGS N.V. TO FORGO INTEREST

To the Holders of

AerCap Holdings N.V.

5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079

and

Wilmington Trust, National Association, as Trustee

CUSIP No. 00774Y AA7

ISIN No. US00774YAA73

[Date]

Reference is made to that certain Indenture dated as of October 1, 2019 (the “Original Indenture”), as supplemented by a first supplemental indenture, dated as of October 10, 2019 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (the “Issuer”), each of the Issuer’s subsidiaries signatory thereto or that becomes a Guarantor pursuant to the terms of the Indenture and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Indenture.

NOTICE IS HEREBY GIVEN, as permitted by Section 2.05(e) of the First Supplemental Indenture, the Issuer is electing to forgo payment of interest on the Notes for the Interest Period ended on the Interest Payment Date of [date]. As such, the interest is not cumulative and any accrued interest for the Interest Period from [date] to [date] shall cease to accrue and be payable.

[Signature Page Follows]

AERCAP HOLDINGS N.V.

By:
Name:
Title: